UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2023

UGI Corporation
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	1-11071	23-2668356
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
460 North Gulph Road, King of Prussia, PA 19406
(Address of Principal Executive Offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: 610 337-1000
Not Applicable
Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value	UGI	New York Stock Exchange
Corporate Units	UGIC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2023, UGI Corporation (the “Company”) announced that Ted J. Jastrzebski, age 61, intends to retire from his position as Chief Financial Officer of the Company on April 11, 2023 and will be succeeded as Chief Financial Officer by Sean P. O’Brien, age 53. Mr. Jastrzebski will remain with the Company until early June to complete key projects and to ensure an orderly transition of duties and responsibilities.

Mr. O’Brien joins the Company from DCP Midstream GP, LLC, one of the largest natural gas liquids producers and marketers and one of the largest natural gas processors in the U.S., where he served as Group Vice President and Chief Financial Officer from January 2014 until December 2022 and Group Vice President and Chief Financial Officer of DCP Midstream, LLC from May 2012 until December 2022. Mr. O’Brien served in various positions at DCP Midstream, LLC, including as Senior Vice President, Treasurer from 2011 to 2012 and Vice President, Financial Planning and Analysis from 2009 to 2011. Prior to joining DCP Midstream, LLC in 2009, Mr. O’Brien spent twelve years in financial roles of increasing responsibility at Duke Energy and its affiliates. Mr. O’Brien is a certified public accountant with over 25 years of financial experience and energy industry experience.

Effective upon his commencement of employment, the Company has agreed to pay Mr. O’Brien an annual base salary of $625,000. In addition, Mr. O’Brien will participate in the Company’s annual bonus plan. His target annual bonus plan opportunity, as a percentage of annual base salary, will be 80%, prorated for fiscal year 2023 based on his commencement of employment date. Mr. O’Brien also will receive reimbursement for relocation expenses in accordance with the Company’s Relocation Policy for Newly Hired Employees.

Mr. O’Brien also will participate in the Company’s long-term compensation plan, the UGI Corporation 2021 Incentive Award Plan (the “2021 Plan”). The Company’s Board of Directors approved an equity award to Mr. O’Brien under the 2021 Plan to be effective upon his date of his commencement of employment, with an aggregate value of $1,000,000. Such award will consist of the following:

1.approximately 60% of the total value in performance units with dividend equivalents that may be earned at the end of the 2023-2025 measurement period;
2.approximately 20% of the total value in stock options with a ten-year term that will vest in equal thirds over a three-year period beginning on the anniversary of the date of grant, with an option price equal to the fair market value of a share of the Company’s common stock on the date of grant; and
3.approximately 20% of the total value in time-restricted stock units with dividend equivalents that will vest on the third anniversary of his commencement date, with each stock unit representing a time-restricted share of UGI Corporation common stock.

The Company’s Board of Directors also approved a target equity award for fiscal year 2024 for Mr. O’Brien with a grant date value of $1,500,000, which may consist of a combination of stock options, performance units and/or time-restricted stock units granted under the 2021 Plan. Mr. O’Brien will participate in the Company’s benefit plans, including the Company’s 2009 Supplemental Executive Retirement Plan for New Employees (“SERP”) and the Company’s Executive Severance Plan (“Severance Plan”). Additionally, pursuant to a Change in Control Agreement, the Company will provide Mr. O’Brien with cash benefits (“Benefits”) if the Company terminates his employment without cause or if he terminates employment for good reason at any time within (2) two years following a change in control of the Company. Benefits under this Change in Control Agreement will be equal to 2.5 times his annual base salary and annual bonus. In order to receive Benefits under his Change in Control Agreement, Mr. O’Brien is required to execute a release discharging the Company and its subsidiaries from liability or any claims he may have against any of them, other than claims or amounts or benefits due him under any plan, program, or contract provided by or entered into with the Company or its subsidiaries. Descriptions of the Company’s SERP and Severance Plan are included in the Company’s definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on December 14, 2022. In addition to the benefits set forth above, Company paid life and disability insurance are generally available to all employees. Mr. O’Brien is also eligible for certain executive perquisites, consistent with such perquisites available to the Company’s other executives.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of UGI Corporation dated March 14, 2023.
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Corporation

March 14, 2023	By:	/s/ Jessica A. Milner
	Name:	Jessica A. Milner
	Title:	Assistant Secretary